Supplement to
                                Offer to Purchase

                           DELTA GALIL INDUSTRIES LTD.

This Supplement supplements and amends our Offer to Purchase dated November 25, 2002 (the "Offer to Purchase"). The date of this Supplement is December 9, 2002. All capitalized terms not otherwise defined in this Supplement have the meanings given to them in the Offer to Purchase. This Supplement should be read in conjunction with the Offer to Purchase.


1. The paragraph under the heading "Are there any Special Conditions to the Offer?" is replaced by the following:

Are there any Special Conditions to the Offer?

There are no conditions to the Offer.

2. Section 6 ("Conditions of the Offer") is replaced by the following:

6. CONDITIONS OF THE OFFER

There are no conditions to the Offer.

3. The title of Section 14 ("Extension Of Offer; Termination; Amendment.") is replaced by the following:

14. Extension of Offer; Amendment.

4. In addition, we add the following statement to the Offer to Purchase:

We acknowledge that none of the forward-looking statements in the Offer to Purchase are protected by the Private Securities Litigation Reform Act of 1995.